Exhibit 99.1

Mercury Computer Systems Reports Fourth Quarter 2003 EPS of $0.20

2003 Earnings per share of $1.03

2003 Cash Flow From Operations of $50.5 Million

CHELMSFORD, Mass. — July 31, 2003 — Mercury Computer Systems, Inc. (NASDAQ: MRCY), today reported results for its fourth quarter and fiscal year ended June 30, 2003. The Company posted its 50th consecutive quarter of profitable performance.

•	Fourth quarter revenues were $44.5 million, an increase of 3.5% over the prior year’s fourth quarter.

•	Operating income was $5.8 million, representing 13.1% of revenues; included in operating income was a $1.4 million charge related to a workforce reduction.

•	Fourth quarter net income was $4.2 million, or 9.5% of revenues. Diluted earnings per share were $0.20 for the fourth quarter.

•	Cash flows from operating activities generated $7.6 million in the fourth quarter and $50.5 million for the fiscal year.

For the 2003 fiscal year, revenues were $180.2 million, up 20% over the 2002 fiscal year. Full year operating income was $25.8 million, or 14.3% of revenues, an increase of $11.3 million over 2002. Net income was $22.7 million or 12.6% of revenues, versus $15.8 million and 10.5% in the prior year. Fiscal 2003 diluted earnings per share were $1.03.

“We are pleased with the results for the fourth quarter and the 2003 fiscal year,” said Jay Bertelli, president and chief executive officer of Mercury Computer Systems. “Revenue grew 20% for the year, and operating income expanded by $11 million. Our working capital initiatives demonstrated good progress as we generated more than $7 million in cash flow from operations during the fourth quarter and more than $50 million in cash flow from operations for the year. Strong operational results allow us to continue to invest for the success of our customers.”

Backlog

The Company’s total backlog position at the end of the quarter was $57.3 million, down from $78.4 million at the beginning of the fiscal year. Of the current total backlog, $50.2 million represents shipments scheduled over the next 12 months.

Defense Electronics

Revenues for the quarter from defense electronics were $32.5 million, representing 73% of total revenues. For the fiscal year, defense electronics revenues were $124.1 million, representing 69% of the Company’s total revenues, compared to $98.2 million, or 65% of revenues for the same period of fiscal 2002, a year-over-year increase of 26%. The full year increase in defense electronics revenues occurred within each of the three primary application markets within the segment, including radar, signals intelligence, and emerging applications markets.

Medical Imaging

Revenues for the quarter from medical imaging were $7.4 million, representing 17% of total revenues. For the fiscal year, medical imaging revenues were $35.7 million, representing 20% of the Company’s total revenues, compared to $41.4 million, or 28% of total revenues for fiscal 2002. The full year 14% year-over-year decrease was driven by reductions in CT-related revenue, partially offset by a 7% increase in revenues in other modalities, including MRI and digital X-ray.

OEM Solutions

Revenues for the quarter from OEM solutions were $4.6 million, representing 10% of the Company’s total revenues. For the fiscal year, OEM solutions revenues were $20.4 million, representing 11% of the Company’s total revenues, compared to $10.5 million, or 7% of revenues for the same period of fiscal 2002, a year-over-year increase of 94%. The full year revenue growth is due primarily to increased shipments to semiconductor capital equipment OEMs for developing and testing new semiconductor inspection and mask-generation systems.

Recent Highlights

•	July 31 – In a separate release today, Mercury unveiled the Diamond Series™ scalable open-system multicomputers based on Intel® processors and a Linux operating environment. The Diamond Series multicomputers combine Mercury’s deep knowledge and industry leadership in signal and image processing libraries and customized subsystem integration with the latest Intel Xeon™ processors in an industrial-grade, scalable, rack-mount server. The systems are designed for a broad set of applications across a range of commercial and industrial environments such as medical imaging, sonar signal processing, and inspection systems.

•	June 18 – Mercury elected two new directors to the board: Dr. Richard P. Wishner and Mr. Lee C. Steele. Dr. Wishner is a senior consultant to private industry and government specializing in technology and business development, and management. Mr. Steele is a partner with Tatum CFO Partners LLP in its Boston office and has more than 25 years of financial experience. Mr. Steele will serve as a member of the audit committee of the board of directors.

•	June 4 – Mercury announced it shipped RACE Series™ systems to General Atomics for use in development and production orders of the company’s LYNX Synthetic Aperture Radar (SAR) system. The LYNX SAR reconnaissance and surveillance system gathers radar data used in creating high-resolution images in adverse weather conditions. The system may be deployed on various airborne platforms, is compact and lightweight, and is designed to fit on unmanned aerial vehicles (UAVs) such as the Predator.

•	April 8 – Mercury announced that its RACE++® Series conduction-cooled multicomputers have been designed into the digital reconnaissance camera component of the Navy’s SHAred Reconnaissance Pod (SHARP) system by Recon/Optical, a principal supplier of sophisticated reconnaissance imaging systems for industrial and military applications. The SHARP system, which has entered a new round of low-rate initial production, is an all-weather medium- and high-altitude electro-optical and infrared digital reconnaissance capability currently utilized by the F/A-18F Super Hornet fighter jets.

•	April 7 – Mercury announced that SOSTAR GmbH of Immenstaad, Germany will use RACE++ multicomputer systems in the development of the Stand-Off Surveillance and Target Acquisition Radar (SOSTAR-X) system. The SOSTAR-X system is a European radar development including a two-dimensional Active Electronically Scanned Array (AESA) antenna, operations and control, data link and groundstation. The SOSTAR system is a comprehensive ground surveillance and target tracking system that combines advanced radar technologies such as ground moving target identification (GMTI), swath and spotlight synthetic aperture radar (SAR), classification and data exploitation technologies.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook. It is possible that actual performance will differ materially from the ranges and estimates given—either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates and make themselves aware of the risk factors that may impact the Company’s actual performance.

Recognizing the current limited visibility to timing of defense orders, the Company is projecting flat to modest revenue growth in fiscal 2004, with total revenue in the range of $180 to $190 million, and earnings per share of between $0.85 and $0.95. This compares to fiscal 2003 earnings per share of $1.03. The fiscal 2003 earnings included the final payments totaling $5.8 million booked for the sale of its Shared Storage Business Unit (SSBU).

In the first quarter of fiscal year 2004, revenues are expected to be in the range of $39 to $42 million. At these revenue levels, the Company projects a range of $0.13 to $0.17 for earnings per share for the first quarter ended September 30, 2003.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to anticipated fiscal 2004 business performance. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including continuing economic weakness in the Company’s markets, effects of continued geo-political unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, timing of such fundings, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company’s control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Conference Call Information

Mercury Computer Systems will host a conference call at 11:00 a.m. ET to discuss the 2003 Fourth Quarter and Fiscal Year results and review the financial and business outlook for Fiscal Year 2004.

To listen to the conference call, dial (800) 967-7134 in the USA and Canada, and for international, dial (719) 457-2625. The conference code number is 668540. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events. A replay of the call by telephone will be available from approximately 2:00 p.m. ET on Thursday, July 31 through midnight ET on Monday, August 4. To access the replay, dial (888) 203-1112 in the USA and Canada, and for international, dial (719) 457-0820. Enter access code 668540. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading supplier of high-performance embedded, real-time digital signal and image processing computer systems. Mercury’s products play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms, the company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including MRI, CT, PET, and digital X-ray, and in semiconductor imaging applications including photomask generation and wafer inspection.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors.

# # #

Contact:
Diane Basile	Joseph Hartnett
Vice President, Investor Relations &	VP, Controller &
Corporate Communications	Acting Chief Financial Officer
978-256-1300	978-256-1300
Visit Mercury on the Web: www.mc.com

RACE++ is a registered trademark, and RACE Series and Diamond Series are trademarks of Mercury Computer Systems, Inc. Product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003	June 30, 2002
Assets
Current assets:
Cash and cash equivalents	$27,158	$17,513
Marketable securities	40,892	37,997
Accounts receivable, net	22,975	31,797
Inventory	10,735	14,540
Deferred tax assets, net	4,778	5,621
Prepaid income taxes	—	3,120
Prepaid expenses and other current assets	3,513	3,950

Total current assets	110,051	114,538

Marketable securities	45,211	15,870
Property and equipment, net	26,349	27,961
Goodwill	4,225	4,225
Acquired intangible assets, net	2,339	3,188
Deferred tax assets, net	1,321	435
Other assets	1,059	894

Total assets	$190,555	$167,111

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,235	$4,673
Accrued expenses	4,354	5,291
Accrued compensation	10,053	6,277
Capital lease obligations	—	92
Notes payable	718	667
Income taxes payable	2,440	—
Deferred revenues and customer advances	2,741	1,487

Total current liabilities	25,541	18,487

Notes payable	11,599	12,318
Deferred compensation	759	581

Total liabilities	37,899	31,386

Stockholders’ equity:
Common stock	223	222
Additional paid-in capital	52,174	49,863
Treasury stock, at cost	(40,197)	(34,993)
Retained earnings	140,142	120,353
Accumulated other comprehensive income	314	280

Total stockholders’ equity	152,656	135,725

Total liabilities and stockholders’ equity	$190,555	$167,111

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in	thousands, except per share data)
	Three months ended June 30,		Twelve months ended June 30,
	2003	2002	2003	2002
Net revenues	$44,473	$42,955	$180,242	$150,115
Cost of revenues	14,925	15,307	62,048	52,244

Gross profit	29,548	27,648	118,194	97,871

Operating expenses:
Selling, general and administrative	14,100	12,912	53,981	48,939
Research and development	9,614	9,285	38,383	34,354

Total operating expenses	23,714	22,197	92,364	83,293

Income from operations	5,834	5,451	25,830	14,578

Interest income	438	588	1,855	3,752
Interest expense	(226)	(242)	(923)	(987)
Equity loss in joint venture	—	—	—	(1,752)
Gain on sale of division, net	—	1,600	5,800	6,478
Other income (expense), net	112	90	308	(86)

Income before income taxes	6,158	7,487	32,870	21,983

Income tax provision	1,912	2,096	10,193	6,155

Net income	$4,246	$5,391	$22,677	$15,828

Net income per share:
Basic	$0.20	$0.25	$1.07	$0.73

Diluted	$0.20	$0.24	$1.03	$0.69

Weighted average shares outstanding:
Basic	21,030	21,271	21,131	21,731

Diluted	21,656	22,099	21,948	22,918

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended June 30,		Twelve months ended June 30,
	2003	2002	2003	2002
Cash flows from operating activities:
Net income	$4,246	$5,391	$22,677	$15,828
Depreciation and amortization	2,341	2,335	8,212	7,086
Other non-cash items, net	132	(2,471)	(3,870)	(3,564)
Changes in operating assets and liabilities	832	(5,194)	23,481	(3,408)

Net cash provided by operating activities	7,551	61	50,500	15,942

Cash flows from investing activities:
(Purchases) sales of marketable securities, net	(5,406)	25,910	(32,236)	28,050
Purchases of property and equipment	(1,748)	(1,841)	(6,165)	(5,786)
Other	—	(6,348)	5,800	(2,548)

Net cash (used in) provided by investing activities	(7,154)	17,721	(32,601)	19,716

Cash flows from financing activities:
Proceeds from stock issuances	737	1,052	2,855	4,429
Purchases of treasury stock	(4,393)	(17,448)	(10,139)	(34,993)
Principal payments of debt	(172)	(208)	(760)	(929)

Net cash used in financing activities	(3,828)	(16,604)	(8,044)	(31,493)

Effect of exchange rate changes on cash and cash equivalents	78	62	(210)	41

Net increase (decrease) in cash and cash equivalents	(3,353)	1,240	9,645	4,206

Cash and cash equivalents at beginning of period	30,511	16,273	17,513	13,307

Cash and cash equivalents at end of period	$27,158	$17,513	$27,158	$17,513